EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-126054, 333-46936 and 333-79643 on Form S-8 of our reports dated March 16, 2006 relating to the consolidated financial statements of Nautilus, Inc., and of our report on internal control over financial reporting dated March 16, 2006 (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of material weaknesses) appearing in this Annual Report on Form 10-K of Nautilus, Inc. for the year ended December 31, 2005.

DELOITTE & TOUCHE LLP

Portland, Oregon

March 16, 2006